Exhibit 11

                           EQUITABLE OF IOWA COMPANIES
                 Consolidated Net Income Per Share Computation

Year ended December 31                        1994          1993          1992
_______________________________________________________________________________
(Dollars in thousands, except per share data)
Primary:

  Net income                               $98,284       $87,156       $54,506
                                        ===========   ===========   ===========

  Average shares outstanding            31,612,675    29,540,274    28,688,660
                                        ===========   ===========   ===========
  Net income per share                       $3.11         $2.95         $1.90
                                        ===========   ===========   ===========
Fully diluted:

  Net income                               $98,284       $87,156       $54,506

  Add:  Interest on 9% convertible
    installment notes                           --            20            14
                                        ___________   ___________   ___________
  Total                                    $98,284       $87,176       $54,520
                                        ===========   ===========   ===========

  Average shares outstanding            31,612,675    29,540,274    28,688,660

  Add:  Net effect of dilutive
     stock options - based on
     the treasury stock method
     using year-end market price,
     if higher than average
     market price                          591,980       724,264       731,092
     Assumed conversion of 9%
     convertible installment
     notes                                      --        36,865        39,510
                                        ___________   ___________   ___________
  Total                                 32,204,655    30,301,403    29,459,262
                                        ===========   ===========   ===========
  Net income per share                       $3.05         $2.88         $1.85
                                        ===========   ===========   ===========

NOTE: This computation is required by Regulation S-K Item 601 and is filed as an exhibit under Item 14a(3) of Form 10-K. Fully diluted earnings per share calculated above has not been presented on the face of the company's Consolidated Statements of Income because dilution is less than three percent and, therefore, presentation is not required by Accounting Principles Board Opinion No. 15.
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